Exhibit 99.1

Actuant Announces Results of Consent Solicitation Relating to Its 13% Senior Subordinated Notes Due 2009

    MILWAUKEE--(BUSINESS WIRE)--July 16, 2004--Actuant Corporation ("Actuant" or the "Company") announced today that as of 5:00 p.m. New York City time, on July 15, 2004 (the "Consent Time"), it had received valid tenders and consents from holders of $27,974,000 aggregate principal amount of its 13% Senior Subordinated Notes due 2009 (CUSIP No. 00508WAB2, the "Notes"), which amount represents 95.7% of the outstanding principal amount of the Notes, in connection with the previously announced cash tender offer and consent solicitation for the Notes. This satisfies the Requisite Consents Condition as defined in Actuant's Offer to Purchase and Consent Solicitation Statement dated July 1, 2004 (the "Offer to Purchase").
    Notes tendered on or prior to the Consent Time may no longer be withdrawn and the related consents may not be revoked, except in the limited circumstances described in the Offer to Purchase. Accordingly, Actuant and the trustee under the indenture intend to promptly execute and deliver a supplemental indenture containing the proposed amendments described in the Offer to Purchase, which will eliminate substantially all restrictive covenants and certain event of default provisions. The proposed amendments will not become operative, however, unless and until Actuant accepts the Notes for purchase in accordance with the terms and subject to the conditions set forth in the Offer to Purchase. If the proposed amendments become operative, holders of all the Notes then outstanding will be bound thereby.
    A consent payment of $30 per $1,000 principal amount of the Notes (the "Consent Payment") will be paid to holders of Notes who validly tendered and did not withdraw such Notes prior to the Consent Time, if and only if Actuant accepts for payment Notes tendered in the tender offer. Holders whose valid tenders are received after the Consent Time, but prior to the expiration of the tender offer, which is 5:00 p.m., New York City time, on July 30, 2004, will receive only the tender offer consideration (as described in the Offer to Purchase), but not the Consent Payment.
    This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities. The offer is being made solely pursuant to the Offer to Purchase.

    Actuant, headquartered in Milwaukee, Wisconsin, is a diversified industrial company with operations in over 20 countries. The Actuant businesses are market leaders in highly engineered position and motion control systems and branded hydraulic and electrical tools. Products are offered under such established brand names as Dresco, Enerpac, Gardner Bender, Kopp, Kwikee, Milwaukee Cylinder, Nielsen Sessions, Power-Packer, and Power Gear.

    For further information on Actuant and its business units, visit the Company's website at www.actuant.com.

    CONTACT: Actuant Corporation
             Andrew Lampereur, 414-352-4160